Distribution Agreement

THIS DISTRIBUTION AGREEMENT (“Agreement”), is by and between Foreside Fund Services, LLC (the “Distributor”), Trust for Professional Managers (“Fund Company”) and PT Asset Management, LLC (f/ka Performance Trust Investment Advisors, LLC) (“Adviser”).

WHEREAS, a majority of the interests of Foreside Financial Group, LLC, the indirect parent of the Distributor, are being sold to LM Foreside Holdings LLC (the “Transaction”).

Effective as of the closing of the Transaction, the Fund Company, on behalf of each series advised by the Adviser listed on Exhibit A hereto (as amended from time to time) (each a “Fund” and collectively, the “Funds”), the Advisor and the Distributor hereby enter into this Agreement on terms identical to those of the Distribution Agreement between the parties effective as of December 29, 2011 (the “Existing Agreement”) except as noted herein. Capitalized terms used herein without definition have the meanings given them in the Existing Agreement.

The Distributor shall be compensated for providing the services set forth in this Agreement in accordance with the fee schedule set forth on Exhibit B (as amended from time to time).

Unless sooner terminated as provided herein, this Agreement shall continue in effect for an initial one-year term and thereafter shall continue in effect automatically for successive one-year terms, provided such continuance is specifically approved at least annually by (i) the Fund Company’s board of trustees or (ii) by a vote of a majority (as defined in the Investment Company Act of 1940 Act, as amended (“1940 Act”) and Rule 18f-2 thereunder) of the outstanding voting securities of the Funds, provided that in either event the continuance is also approved by a majority of the trustees who are not parties to this Agreement and who are not interested persons (as defined in the 1940 Act) of any party to this Agreement, by vote cast in person at a meeting called for the purpose of voting on such approval. This Agreement is terminable without penalty, on at least sixty (60) days’ written notice, by the Fund Company’s board of trustees, by vote of a majority (as defined in the 1940 Act and Rule 18f-2 thereunder) of the outstanding voting securities of the Funds, or by Distributor. This Agreement may be terminated with respect to one or more Funds. This Agreement will also terminate automatically in the event of its assignment (as defined in the 1940 Act and the rules thereunder).

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the closing date of the Transaction.

Foreside Fund Services, LLC	Trust for Professional Managers

By: /s/ Richard J. Berthy	By: /s/ John Buckel
Richard J. Berthy, President	John Buckel, President

PT Asset Management, LLC

By: /s/ Steven J. Novatney
Steven J. Novatney
Chief Operating Officer